Exhibit 4.6


                                 GUARANTEE AGREEMENT


                    THIS GUARANTEE AGREEMENT (this "Guarantee"), dated as of September 24, 1997, is executed and delivered by ICG Communications, Inc., a corporation organized under the laws of the State of Delaware ("ICG"), and ICG Funding, LLC, a limited liability company organized under the laws of the State of Delaware "Funding") for the benefit of the Holders (as hereinafter defined) from time to time of the Preferred Securities (as hereinafter defined) of Funding.

                    WHEREAS, Funding intends to issue and sell exchangeable limited liability company preferred securities ("Preferred Securities"), and, it is required for the closing of such issuance that ICG issue this Guarantee for the benefit of the Holders of the Preferred Securities, as provided herein; and

                    WHEREAS, Funding will purchase the ICG Preferred Stock (as hereinafter defined) with an amount equal to 85% of the proceeds from the issuance and sale of the Preferred Securities and its other common limited liability company interests (the "Common Securities"); and

                    WHEREAS, ICG, for its own reasons, desires hereby to unconditionally and irrevocably guarantee, to the extent set forth herein, the payment in full to the Holders of the Guarantee Payments (as hereinafter defined) and the performance of the other obligations set forth herein.

                    NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase ICG hereby agrees shall benefit ICG, ICG executes and delivers this Guarantee for the benefit of the Holders.


                                      ARTICLE I

                                     DEFINITIONS

               As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of Funding, dated as of September 23, 1997 (the "LLC Agreement").

               1.1 "Exchange Agent" shall mean ICG and its successors (or such substitute entity as may be designated from time to time by the Manager (as hereinafter defined), acting as agent of the Holders in effecting the exchange of the Preferred Securities into ICG Common Stock in such manner as may be set forth in the LLC Agreement and the Declaration with respect to such series of Preferred Securities.

               1.2 "Declaration" shall mean the written action adopted by the Manager pursuant to the LLC Agreement relating to the Preferred Securities.

               1.3 "Dividends" shall mean, with respect to the Preferred Securities, the cumulative distributions from Funding with respect to the Preferred Securities, accruing and payable in the manner set forth in the Declaration with respect to such series of Preferred Securities.

               1.4 "Guarantee Payments" shall mean, the following payments, without duplication, to the extent not paid by Funding:
          (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent Funding has funds available therefor, (ii) the Redemption Price (as herein defined), with respect to any Preferred Securities called for redemption by Funding, to the extent Funding has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Funding, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Preferred Securities to the date of payment to the extent Funding has funds available therefor and
          (b) the amount of assets of Funding remaining available for distribution to holders of Preferred Securities upon the liquidation of Funding.

               1.5 "Holder" shall mean the registered holder from time to time of Preferred Securities.

               1.6 "ICG Common Stock" shall mean the common stock of ICG, par value $.01 per share.

               1.7 "ICG Preferred Stock" shall mean the preferred stock mandatorily redeemable 2009 of ICG, par value $.01 per share.

               1.8 "Manager" means ICG, in its capacity as the manager of Funding, or any permitted successor manager of Funding admitted as such pursuant to the applicable provisions of the LLC Agreement.

               1.9 "Redemption Price" shall mean, (i) with respect to a mandatory redemption by Funding, 100% of the liquidation preference of the Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared), to the date fixed for redemption thereof, (ii) with respect to a provisional redemption by Funding on or prior to November 15, 2000, 103% of the liquidation preference of the Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption thereof, and (iii) with respect to an optional redemption by Funding on or after November 18, 2000, (a) 102% of the liquidation preference, if redeemed from November 18, 2000 to November 14, 2001, (b) 101% of the liquidation preferred, if redeemed from November 15, 2001 to November 14, 2002, or (c) 100% of the liquidation preference, if redeemed on or after November 15, 2002, of the Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption.


                                      ARTICLE II

                                      GUARANTEE

               2.1 GENERAL. ICG irrevocably and unconditionally agrees to pay in full to the Holders of the Preferred Securities the Guarantee Payments with respect to the Preferred Securities, as and when due (except to the extent previously paid by Funding), regardless of any defense, right of set-off or counterclaim which Funding may have or assert. ICG's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by ICG to the Holders of the Preferred Securities or by causing Funding to pay such amounts to such Holders.

               2.2 WAIVER OF CERTAIN RIGHTS. ICG hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

               2.3 OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of ICG under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                    (a) the release or waiver, by operation of law or otherwise, of the performance or observance by Funding of any express or implied agreement, covenant, term of condition relating to the Preferred Securities to be performed or observed by Funding;

                    (b) the extension of time for the payment by Funding of all or any portion of the Dividends, Redemption Price, liquidation distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

                    (c) any failure, omission, delay or lack of diligence on the part of the Holders of Preferred Securities to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Preferred Securities, or any action on the part of Funding granting indulgence or extension of any kind;

                    (d) the voluntary or involuntary liquidation, dissolution, winding-up, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Funding or any of the assets of Funding;

                    (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities;

                    (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                    (g) to the fullest extent permitted by applicable law, any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

          There shall be no obligation of any Holders of Preferred Securities to give notice to, or obtain any consent of, ICG with respect to the happening of any of the foregoing.

               2.4 PROCEEDING DIRECTLY AGAINST ICG. This Guarantee is a guarantee of payment and not of collection. A Holder of Preferred Securities may enforce this Guarantee with respect to the Preferred Securities directly against ICG, and ICG waives any right or remedy to require that any action be brought against Funding or any other person or entity before proceeding against ICG. Subject to Section 2.5 hereof, all waivers herein contained shall be without prejudice to the right of a Holder, at its option, to proceed against Funding,whether by separate action or by joinder. ICG agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full (to the extent not previously paid by Funding) and by complete performance of all obligations under this Guarantee.

               2.5 SUBROGATION. ICG shall be subrogated to all (if any) rights of the Holders of Preferred Securities against ICG in respect of any amounts paid to such Holders by ICG under this Guarantee and shall have the right to waive payment by Funding of any amount of Dividends in respect of which payment has been made to the Holders by it pursuant to Section 2.1 hereof; provided, however, that ICG shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to ICG in violation of the preceding sentence, ICG agrees to hold such amount in trust for the Holders and to pay over such amount promptly to the Holders.

               2.6 INDEPENDENT OBLIGATIONS. ICG acknowledges that its obligations hereunder are independent of the obligations of Funding with respect to the Preferred Securities and that ICG shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments in full pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.3 hereof.

               2.7 TERMINATION. This Guarantee shall terminate and be of no further force and effect as to the Preferred Securities of any series upon (a) full payment of the Redemption Price of all outstanding Preferred Securities, or (b) the exchange (in the manner provided in the LLC Agreement and the Declaration) of all of the Preferred Securities for ICG Common Stock. In addition,this Guarantee will terminate completely upon the distribution to the holders of the Preferred Securities of all of the assets of Funding, including the ICG Preferred Stock, any interest on and principal of the Treasury Strips that are held in the Escrow Account and any ICG Common Stock that Funding received from ICG as a dividend (or otherwise) and has not distributed on the Preferred Securities or sold in the open market. Notwithstanding the foregoing, this Guarantee shall continue to be effective or, to the fullest extent permitted by applicable law, shall be reinstated, as the case may be, with respect to the Preferred Securities if at any time any Holder of such Preferred Securities must restore payment of any sums recovered on account of, or must redeliver any securities received on account of, such Preferred Securities or under this Guarantee for any reason whatsoever.

               2.8 SUBJECT TO INDENTURES. The obligations of ICG under this Guarantee shall not be enforceable except to the extent permitted under the provisions of the indenture pursuant to which the 13 1/2% Senior Discount Notes due 2005 were issued, the indenture pursuant to which the 12 1/2% Senior Discount Notes due 2006 were issued and the indenture pursuant to which the 11 5/8% Senior Discount Notes due 2007 were issued.


                                     ARTICLE III

                               CERTAIN COVENANTS OF ICG

               3.1 COVENANTS. So long as the Preferred Securities remain outstanding, ICG shall: (a) not cause or permit any Common Securities to be transferred (other than in connection with a merger or consolidation); (b) maintain direct or indirect ownership of all outstanding Common Securities and any other limited liability company interests in Funding other than the Preferred Securities (except as may be permitted in the LLC Agreement); (c) not voluntarily liquidate, dissolve or wind-up itself (other than in connection with a merger or consolidation) or cause Funding (other than in connection with or after an exchange of all outstanding Preferred Securities) to liquidate, dissolve or wind-up; (e) to remain the Manager and to timely perform all of its duties as Manager (including the duty to cause Funding to declare and pay dividends on all outstanding Preferred Securities to the extent set forth in the LLC Agreement and the Declaration) and (f) subject to the terms of the Preferred Securities, use reasonable efforts to cause Funding to remain a Delaware limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.


                                      ARTICLE IV

                                        STATUS

               4.1 STATUS. This Guarantee constitutes an unsecured obligation of ICG ranking subordinate and junior in right of payment to all other liabilities of ICG and senior to ICG Common Stock.


                                      ARTICLE V

                           EXCHANGE OF PREFERRED SECURITIES

               5.1 ISSUANCE OF ICG COMMON STOCK. ICG shall reserve and keep available out of its authorized and unissued ICG Common Stock (solely for issuance upon the exchange of the Preferred Securities), free of any preemptive or other similar rights, the number of full shares of ICG Common Stock deliverable to the Holders upon the exchange of all outstanding Preferred Securities not theretofore converted by the Holders.

               5.2 VALIDITY OF ICG COMMON STOCK. All shares of ICG Common Stock delivered by ICG upon such exchange will be duly authorized, validly issued and fully paid and nonassessable.

                                      ARTICLE VI

                                    MISCELLANEOUS

               6.1 THIRD PARTY BENEFICIARIES. All of ICG's obligations under this Guarantee shall be directly enforceable by the Holders from time to time of the Preferred Securities. Each Holder of Preferred Securities is an intended third-party beneficiary of this Guarantee.

               6.2 SUCCESSORS AND ASSIGNS. All provisions contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ICG and shall inure to the benefit of the Holders. Except in connection with any permitted merger or consolidation of ICG with or into another entity or any permitted sale, transfer or lease of ICG's assets to another entity, ICG may not assign its rights or delegate its obligations under this Guarantee without the prior approval of the holders of at least a majority in liquidation preference of the Preferred Securities then outstanding.

               6.3 AMENDMENTS. Except with respect to any changes which do not have a material adverse effect on the rights of any Holders of Preferred Securities (in which case no vote will be required, provided that the board of directors of ICG makes a determination, evidenced by resolution, that such change will not have a material adverse effect on the holders of Preferred Securities), this Guarantee may be amended with respect to the Preferred Securities only with the prior approval (obtained in the manner set forth in the LLC Agreement and the applicable Declaration) of the Holders of not less than a majority of the aggregate liquidation preference of the outstanding Preferred Securities.

               6.4 NOTICE. Any notice, request of other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery, facsimile transmission (confirmed by registered mail)or telex, addressed to ICG, as follows (and if so given, shall be deemed given when mailed; upon receipt of facsimile confirmation, if sent by facsimile transmission; or upon receipt of an answer-back, if sent by telex):

                              ICG Communications, Inc.
                              9605 E. Maroon Circle
                              Englewood, CO  80112
                              Attention:  General Counsel
                              Telecopy (303) 575-6278

                              ICG Funding, LLC
                              9605 E. Maroon Circle
                              Englewood, CO  80112
                              Attention:  General Counsel
                              Telecopy (303) 575-6278


               6.5 GENDERS. The masculine and neuter genders used here shall include the masculine, feminine and neuter genders.

               6.6 GUARANTEE NOT SEPARATELY TRANSFERABLE. This Guarantee is solely from the benefit of the Holders and is not separately transferable from the Preferred Securities.

               6.7 GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

               6.8 SEVERABILITY. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

               6.9 HEADINGS. The Article and section headings herein are for convenience only and shall not affect the construction hereof.

               IN WITNESS WHEREOF, ICG has caused this Agreement to be duly executed as of the day and year first above written.


                                        ICG Communications, Inc.


                                        By: /s/ J. Shelby Bryan
                                           --------------------------------
                                        Name:  J. Shelby Bryan
                                        Title: President and
                                          Chief Executive Officer



          ATTEST:


           /s/ Audrey Rohan
          -----------------------------
          Asst. Secretary

                                        ICG Funding, LLC

                                        By: ICG Communications, Inc., its
                                            manager

                                        By: /s/ J. Shelby Bryan
                                           --------------------------------
                                        Name:  J. Shelby Bryan
                                        Title: President and
                                                Chief Executive Officer


          ATTEST:


           /s/ Audrey Rohan
          -----------------------------
          Asst. Secretary